Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE: February 9, 2021

HELMERICH & PAYNE, INC. ANNOUNCES FIRST QUARTER RESULTS
•H&P's North America Solutions segment exited the first quarter of fiscal 2021 with 94 rigs doubling the lows experienced in August 2020 and up roughly 35% during the quarter

•The Company ended the quarter with $524 million in cash and short-term investments and no amounts drawn on its $750 million revolving credit facility culminating in approximately $1.3 billion in available liquidity

•Quarterly North America Solutions operating gross margins(1) increased $5 million to $45 million sequentially, as revenues increased by $53 million to $202 million and expenses increased by $47 million to $157 million

•The Company reported a fiscal first quarter net loss of $(0.66) per diluted share; including select items(2) of $0.16 per diluted share

•H&P continues its leadership position in drilling automation technology and the evolution of the commercial model with 25% to 30% of our active FlexRig® fleet utilizing AutoSlide® and performance-based contracts

•On December 11, 2020, the Board of Directors of the Company declared a quarterly cash dividend of $0.25 per share payable on March 1, 2021 to stockholders of record at the close of business February 12, 2021

Helmerich & Payne, Inc. (NYSE: HP) reported a net loss of $70 million or $(0.66) per diluted share from operating revenues of $246 million for the quarter ended December 31, 2020, compared to a net loss of $59 million, or $(0.55) per diluted share, on revenues of $208 million for the quarter ended September 30, 2020. The net losses per diluted share for the first quarter of fiscal year 2021 and the fourth quarter of fiscal year 2020 include $0.16 and $0.19, respectively, of after-tax gains and losses comprised of select items(2). For the first quarter of fiscal year 2021, select items(2) were comprised of:

•$0.16 of after-tax gains pertaining to the sale of an offshore platform rig, discontinued operations related to adjustments resulting from currency fluctuations, and a non-cash fair market adjustment to our equity investment

Net cash used in operating activities was $20 million for the first quarter of fiscal year 2021 compared to net cash provided by operating activities of $93 million for the fourth quarter of fiscal year 2020.

News Release
February 9, 2021

    President and CEO John Lindsay commented, “Like many, we entered 2021 with a combined sense of relief and optimism - relieved that one of the most difficult years in the Company's 100-year history is behind us and optimistic given our market share gains during our first fiscal quarter of 2021. We exited the first fiscal quarter with 94 rigs, double the number we had active at the trough in August, and the upward trend continues. We are also encouraged by the recent worldwide deployment of COVID-19 vaccines, improved crude oil prices and the progress we are making on strategic efforts to deploy additional digital technology solutions and to advance new commercial models.
"Global uncertainty related to COVID-19 and the possibility of future industry and economic volatility certainly temper our short-term optimism, and we remain cognizant that even in a stable or improving environment there remains several challenges ahead for both the Company and the industry. We are pleased with our recent gains in technology solution deployments and performance-based contracts, but are aware of the work that remains and the additional efforts around change management that must occur within the industry. Accordingly, improvements in both technology solutions and performance-based contract adoptions are not likely to be linear and may not always correlate with our rig count. That said, we remain steadfast and confident in our ability to lead and effect change in our industry.
"H&P's customer-centric approach of combining our people, rigs and leading-edge automation technology differentiates H&P within the industry, and is empowering us to deliver the highest-value wells for our customers. An underlying principle of our performance contracts is to create sustainable 'win-win' scenarios based not only on efficiency, but also wellbore quality and placement. When successful, these contracts lead to superior well economics and returns for both our customers and H&P as well. Another key component in improving well economics is the use of H&P's patented drilling automation software that helps to enable higher quality wells to be drilled on a more consistent basis with lower levels of risk. To date, our autonomous AutoSlide® technology is deployed on 25-30% of our FlexRig® fleet and we currently have similar percentages for performance-based contracts."
    Senior Vice President and CFO Mark Smith also commented, "The Company exited the recent fiscal quarter with $524 million in cash and short-term investments, a debt-to-cap of 13% and approximately $1.3 billion in available liquidity. H&P's ability to emerge well positioned from a very challenging year is a testament to our balance sheet strength and underscores the importance of maintaining robust financial footing in the volatile, and often unpredictable, times experienced in our cyclical industry. The Company's strong financial foundation underpins our long-term focus and capital allocation strategy including our historic practice of providing returns to shareholders in the form of dividends and share repurchases.
    "During the first fiscal quarter we incurred significant costs associated with the large number of rig reactivations, which served to temporarily impinge operating margins by approximately $10.6 million. Such costs are necessary as we continue to reactivate rigs and we anticipate additional rig reactivations during the second fiscal quarter albeit at a more modest pace. While we are pleased to see activity improve during the first fiscal quarter as well as H&P's ability to quickly respond to customer demand, we also have more work to do on cost management, which overshadows the positive contributions performance-based contracts and our automated technology solution offerings are having on our financial performance."
    John Lindsay concluded, “I am pleased with the progress our Company is making on its strategic initiatives, particularly given the economic and industry headwinds we are navigating. As we have indicated previously, introducing disruptive technologies and business models is a long and sometimes unpredictable process. I believe our dedicated teams are well-equipped and our conservative financial stewardship has enabled us to capitalize on the challenges and opportunities ahead."

News Release
February 9, 2021

Operating Segment Results for the First Quarter of Fiscal Year 2021
North America Solutions:
This segment had an operating loss of $73 million compared to an operating loss of $78 million during the previous quarter. The decrease in the operating loss was driven by a higher level of rig activity and fewer idle but contracted rigs in the fleet; however, operating results were negatively impacted by the costs associated with reactivating rigs during the quarter.

Operating gross margins(1) increased by $5.4 million to $44.7 million as both revenues and expenses increased sequentially. Revenues during the quarter benefited from $5.8 million in early contract termination revenue compared to $11.7 million in the prior quarter and also benefited from fewer idle but contracted rigs within the active fleet. Expenses during the quarter were adversely impacted by costs associated with reactivating 25 idle rigs and 10 idle but contracted rigs and the continued elevated levels of self-insurance expenses. Our technology solutions contribution was modestly above expectations having a positive impact on the overall segment margins.

International Solutions:
This segment had an operating loss of $8.4 million compared to an operating loss of $3.5 million during the previous quarter. Operating gross margins(1) declined to a negative $7.0 million from a negative $1.2 million in the previous quarter due to fewer revenue days as international activity continued to decline. The previous quarter also benefited from certain revenue reimbursements received. This segment continues to carry a higher level of expenses relative to activity levels resulting from compliance with local jurisdictional requirements surrounding COVID-19 as well as minimum levels of fixed overhead in countries where we had no activity during the quarter. The Company continues to explore opportunities to mitigate these expenses, while maintaining strict adherence to local regulations. Current quarter results included a $1.9 million foreign currency loss related to our South American operations compared to an approximate $2.6 million foreign currency loss in the fourth quarter of fiscal year 2020.

Offshore Gulf of Mexico:
This segment had operating income of $2.7 million compared to operating income of $1.5 million during the previous quarter. Operating gross margins(1) increased slightly to $6.0 million compared to $4.6 million in the prior quarter as activity levels remained flat.

Operational Outlook for the Second Quarter of Fiscal Year 2021

North America Solutions:
•We expect North America Solutions operating gross margins(1) to be between $60-$70 million
•We expect to exit the quarter at between 105-110 contracted rigs

International Solutions:
•We expect International Solutions operating gross margins(1) to be between $(1)-$(3) million, exclusive of any foreign exchange gains or losses

Offshore Gulf of Mexico:
•We expect Offshore Gulf of Mexico operating gross margins(1) to be between $6-$9 million

News Release
February 9, 2021
Other Estimates for Fiscal Year 2021
•Gross capital expenditures are still expected to be approximately $85 to $105 million; roughly one-third expected for maintenance, roughly one-third expected for skidding to walking conversions and roughly one-third for corporate and information technology. Asset sales include reimbursements for lost and damaged tubulars and sales of other used drilling equipment that offset a portion of the gross capital expenditures and are now expected to total approximately $25 million in fiscal year 2021. Note the sale of the offshore platform rig during the first fiscal quarter 2021 is excluded from this number.
•Depreciation is still expected to be approximately $430 million
•Research and development expenses for fiscal year 2021 are now expected to be roughly $25 to $30 million
•General and administrative expenses for fiscal year 2021 are still expected to be approximately $160 million

COVID-19 Update

The COVID-19 pandemic continues to have a significant impact around the world and on our Company. After falling dramatically in 2020, crude oil prices have recovered, but industry activity still remains at much lower relative levels. The environment in which we operate is still uncertain; however, upon the onset of COVID-19's rapid spread across the United States in early March 2020, we responded quickly and took several actions to maintain the health and safety of H&P employees, customers and stakeholders and to preserve our financial strength. We discussed these actions in our press releases dated, April 30, 2020 and July 28, 2020 and in our quarterly reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 and in our annual report on Form 10-K for the fiscal year ended September 30, 2020 and will provide updates in our quarterly report on Form 10-Q for the quarter ended December 31, 2020 when filed.

Select Items Included in Net Income per Diluted Share

First quarter of fiscal year 2021 net loss of $(0.66) per diluted share included $0.16 in after-tax gains comprised of the following:
•$0.07 of after-tax gains pertaining to the sale of an offshore platform rig
•$0.07 of non-cash after-tax gains from discontinued operations related to adjustments resulting from currency fluctuations
•$0.02 of non-cash after-tax gains related to fair market value adjustments to equity investments
•$(0.00) of after-tax losses related to restructuring charges

Fourth quarter of fiscal year 2020 net loss of $(0.55) per diluted share included $0.19 in after-tax gains comprised of the following:
•$0.20 of after-tax gains pertaining to the sale of industrial real estate property
•$(0.00) of after-tax losses related to restructuring charges
•$(0.01) of non-cash after-tax losses related to fair market value adjustments to equity investments

 Conference Call

A conference call will be held on Wednesday, February 10, 2021 at 11:00 a.m. (ET) with John Lindsay, President and CEO, Mark Smith, Senior Vice President and CFO, and Dave Wilson, Vice President of Investor Relations to discuss the Company’s first quarter fiscal year 2021 results. Dial-in information for the conference call is (800) 895-3361 for domestic callers or (785) 424-1062 for international callers.  The call access code is ‘Helmerich’.  You may also listen to the conference call that will be broadcast live over the Internet by logging on to the Company’s website at http://www.helmerichpayne.com and accessing the corresponding link through the Investor Relations section by clicking on “INVESTORS” and then clicking on “Event Calendar” to find the event and the link to the webcast.

News Release
February 9, 2021

About Helmerich & Payne, Inc.

Founded in 1920, Helmerich & Payne, Inc. (H&P) (NYSE: HP) is committed to delivering industry leading levels of drilling productivity and reliability. H&P operates with the highest level of integrity, safety and innovation to deliver superior results for its customers and returns for shareholders. Through its subsidiaries, the Company designs, fabricates and operates high-performance drilling rigs in conventional and unconventional plays around the world.  H&P also develops and implements advanced automation, directional drilling and survey management technologies. At December 31, 2020, H&P's fleet included 262 land rigs in the U.S., 32 international land rigs and seven offshore platform rigs. For more information, see H&P online at www.helmerichpayne.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties.  All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s future financial position, operations outlook, business strategy, dividends, budgets, projected costs and plans and objectives of management for future operations, and the impact or duration of the COVID-19 pandemic and any subsequent recovery, are forward-looking statements.  For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to its annual report on Form 10‑K and quarterly reports on Form 10‑Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.  We undertake no duty to update or revise our forward-looking statements based on changes in internal estimates, expectations or otherwise, except as required by law.

We use our Investor Relations website as a channel of distribution for material company information. Such information is routinely posted and accessible on our Investor Relations website at www.helmerichpayne.com.

Note Regarding Trademarks.  Helmerich & Payne, Inc. owns or has rights to the use of trademarks, service marks and trade names that it uses in conjunction with the operation of its business.  Some of the trademarks that appear in this release or otherwise used by H&P include FlexRig and AutoSlide, which may be registered or trademarked in the U.S. and other jurisdictions.

(1) Operating gross margin is defined as operating revenues less direct operating expenses.
(2) See the corresponding section of this release for details regarding the select items. The Company believes identifying and excluding select items is useful in assessing and understanding current operational performance, especially in making comparisons over time involving previous and subsequent periods and/or forecasting future periods results. Select items are excluded as they are deemed to be outside of the Company's core business operations.

Contact:  Dave Wilson, Vice President of Investor Relations
investor.relations@hpinc.com
(918) 588‑5190

News Release
February 9, 2021
HELMERICH & PAYNE, INC.
(Unaudited)
(in thousands, except per share data)

	Three Months Ended
	December 31,	September 30,	December 31,
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	2020	2020	2019
Operating revenues
Drilling services	$244,781	$205,621	$611,398
Other	1,596	2,646	3,259
	246,377	208,267	614,657
Operating costs and expenses
Drilling services operating expenses, excluding depreciation and amortization	198,689	162,518	399,329
Other operating expenses	1,362	1,491	1,422
Depreciation and amortization	106,861	109,587	130,131
Research and development	5,583	4,915	6,878
Selling, general and administrative	39,303	32,619	49,808
Restructuring charges	138	552	—
Gain on sale of assets	(12,336)	(27,985)	(4,279)
	339,600	283,697	583,289
Operating income (loss) from continuing operations	(93,223)	(75,430)	31,368
Other income (expense)
Interest and dividend income	1,879	753	2,214
Interest expense	(6,139)	(6,154)	(6,100)
Gain (loss) on investment securities	2,924	(1,395)	2,821
Gain on sale of subsidiary	—	—	14,963
Other	(1,480)	(1,673)	(399)
	(2,816)	(8,469)	13,499
Income (loss) from continuing operations before income taxes	(96,039)	(83,899)	44,867
Income tax provision (benefit)	(18,115)	(23,253)	14,138
Income (loss) from continuing operations	(77,924)	(60,646)	30,729
Income from discontinued operations before income taxes	7,493	7,905	7,457
Income tax provision	—	6,222	7,581
Income (loss) from discontinued operations	7,493	1,683	(124)
Net income (loss)	$(70,431)	$(58,963)	$30,605

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.73)	$(0.57)	$0.27
Income from discontinued operations	$0.07	$0.02	$—
Net income (loss)	$(0.66)	$(0.55)	$0.27

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.73)	$(0.57)	$0.27
Income from discontinued operations	$0.07	$0.02	$—
Net income (loss)	$(0.66)	$(0.55)	$0.27

Weighted average shares outstanding (in thousands):
Basic	107,617	107,484	108,555
Diluted	107,617	107,484	108,724

News Release
February 9, 2021
HELMERICH & PAYNE, INC.
(Unaudited)
(in thousands)

	December 31,	September 30,
CONDENSED CONSOLIDATED BALANCE SHEETS	2020	2020
Assets
Current Assets:
Cash and cash equivalents	$373,980	$487,884
Short-term investments	149,822	89,335
Accounts receivable, net of allowance of $1,618 and $1,820, respectively	233,623	192,623
Inventories of materials and supplies, net	99,353	104,180
Prepaid expenses and other, net	95,946	89,305
Total current assets	952,724	963,327

Investments	34,018	31,585
Property, plant and equipment, net	3,552,107	3,646,341
Other Noncurrent Assets:
Goodwill	45,653	45,653
Intangible assets, net	79,226	81,027
Operating lease right-of-use asset	42,920	44,583
Other assets, net	20,105	17,105
Total other noncurrent assets	187,904	188,368

Total assets	$4,726,753	$4,829,621

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$46,617	$36,468
Dividends payable	27,378	27,226
Accrued liabilities	154,266	155,442
Total current liabilities	228,261	219,136

Noncurrent Liabilities:
Long-term debt, net	481,187	480,727
Deferred income taxes	635,443	650,675
Other	151,070	147,180
Noncurrent liabilities - discontinued operations	5,874	13,389
Total noncurrent liabilities	1,273,574	1,291,971

Shareholders' Equity:
Common stock, $.10 par value, 160,000,000 shares authorized, 112,222,865 and 112,151,563 shares issued as of December 31, 2020 and September 30, 2020, respectively, and 107,854,368 and 107,488,242 shares outstanding as of December 31, 2020 and September 30, 2020, respectively	11,222	11,215
Preferred stock, no par value, 1,000,000 shares authorized, no shares issued	—	—
Additional paid-in capital	511,956	521,628
Retained earnings	2,911,006	3,010,012
Accumulated other comprehensive loss	(25,731)	(26,188)
Treasury stock, at cost, 4,368,497 shares and 4,663,321 shares as of December 31, 2020 and September 30, 2020, respectively	(183,535)	(198,153)
Total shareholders’ equity	3,224,918	3,318,514
Total liabilities and shareholders' equity	$4,726,753	$4,829,621

News Release
February 9, 2021
HELMERICH & PAYNE, INC.
(Unaudited)
(in thousands)

	Three Months Ended December 31,
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	2020	2019
OPERATING ACTIVITIES:
Net income (loss)	$(70,431)	$30,605
Adjustment for (income) loss from discontinued operations	(7,493)	124
Income (loss) from continuing operations	(77,924)	30,729
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	106,861	130,131
Amortization of debt discount and debt issuance costs	460	444
Provision for credit loss	(465)	(2,069)
Provision for obsolete inventory	216	693
Stock-based compensation	7,451	10,201
Gain on investment securities	(2,924)	(2,821)
Gain on sale of assets	(12,336)	(4,279)
Gain on sale of subsidiary	—	(14,963)
Deferred income tax benefit	(15,016)	(7,966)
Other	1,458	(139)
Changes in assets and liabilities	(27,382)	(27,487)
Net cash provided by (used in) operating activities from continuing operations	(19,601)	112,474
Net cash used in operating activities from discontinued operations	(3)	—
Net cash provided by (used in) operating activities	(19,604)	112,474

INVESTING ACTIVITIES:
Capital expenditures	(13,985)	(46,021)
Purchase of investments	(95,151)	(28,948)
Proceeds from sale of investments	37,097	25,000
Proceeds from sale of subsidiary	—	15,056
Proceeds from asset sales	6,836	11,878
Net cash used in investing activities	(65,203)	(23,035)

FINANCING ACTIVITIES:
Dividends paid	(26,918)	(77,602)
Proceeds from stock option exercises	—	4,100
Payments for employee taxes on net settlement of equity awards	(2,119)	(3,455)
Payment of contingent consideration from acquisition of business	(250)	—
Other	—	(445)
Net cash used in financing activities	(29,287)	(77,402)
Net increase (decrease) in cash and cash equivalents and restricted cash	(114,094)	12,037
Cash and cash equivalents and restricted cash, beginning of period	536,747	382,971
Cash and cash equivalents and restricted cash, end of period	$422,653	$395,008

News Release
February 9, 2021

	Three Months Ended
SEGMENT REPORTING	December 31,	September 30,	December 31,
(in thousands, except operating statistics)	2020	2020	2019 (1)
NORTH AMERICA SOLUTIONS OPERATIONS
Operating revenues	$201,990	$149,304	$524,681
Direct operating expenses	157,309	110,048	332,982
Segment gross margin	44,681	39,256	191,699

Research and development	5,466	4,828	6,749
Selling, general and administrative expense	11,680	10,916	16,746
Depreciation	100,324	101,941	116,065
Restructuring charges	139	(232)	—
Segment operating income (loss)	$(72,928)	$(78,197)	$52,139

Average active rigs	81	65	192
Number of active rigs at the end of period	94	69	195
Number of available rigs at the end of period	262	262	299
Reimbursements of "out-of-pocket" expenses	18,789	6,915	59,568

INTERNATIONAL SOLUTIONS OPERATIONS
Operating revenues	$10,518	$23,996	$46,462
Direct operating expenses	17,523	25,157	34,075
Segment gross margin	(7,005)	(1,161)	12,387

Selling, general and administrative expense	979	733	1,455
Depreciation	373	897	7,817
Restructuring charges	—	683	—
Segment operating income (loss)	$(8,357)	$(3,474)	$3,115

Average active rigs	4	5	18
Number of active rigs at the end of period	4	5	18
Number of available rigs at the end of period	32	32	31
Reimbursements of "out-of-pocket" expenses	2,559	3,224	1,587

OFFSHORE GULF OF MEXICO OPERATIONS
Operating revenues	$32,273	$32,321	$40,255
Direct operating expenses	26,256	27,711	30,045
Segment gross margin	6,017	4,610	10,210

Selling, general and administrative expense	669	72	1,137
Depreciation	2,606	3,090	2,745
Restructuring charges	—	(8)	—
Segment operating income	$2,742	$1,456	$6,328

Average active rigs	5	5	6
Number of active rigs at the end of period	4	5	6
Number of available rigs at the end of period	7	8	8
Reimbursements of "out-of-pocket" expenses	7,868	5,548	9,901
(1)    Operations previously reported within the H&P Technologies reportable segment are now managed and presented within the North America Solutions reportable segment.
Note 1: These operating metrics allow investors to analyze the various components of segment financial results in terms of activity, utilization and other key results. Management uses these metrics to analyze historical segment financial results and as the key inputs for forecasting and budgeting segment financial results. Beginning in the first quarter of fiscal year 2021, these operating metrics replaced previously used per day metrics. As a result, prior year comparative information is also provided above. Segment gross margin and operating income/loss have limitations and should not be used as alternatives to revenues, expenses, or operating income/loss, which are performance measures determined in accordance with GAAP.

News Release
February 9, 2021

    Segment reconciliation amounts were as follows:

	Three Months Ended December 31, 2020
(in thousands)	North America Solutions	Offshore Gulf of Mexico	International Solutions	Other	Eliminations	Total
Operating revenue	$201,990	$32,273	$10,518	$1,596	$—	$246,377
Intersegment	—	—	—	7,122	(7,122)	—
Total operating revenue	$201,990	$32,273	$10,518	$8,718	$(7,122)	$246,377

Direct operating expenses	155,169	24,023	17,354	3,505	—	200,051
Intersegment	2,140	2,233	169	245	(4,787)	—
Total drilling services & other operating expenses	$157,309	$26,256	$17,523	$3,750	$(4,787)	$200,051

    Segment operating income (loss) for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes gain on sale of assets, corporate selling, general and administrative expenses, corporate restructuring charges, and corporate depreciation. The Company considers segment operating income (loss) to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses. This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods. The Company believes that segment operating income (loss) is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers. Additionally, it highlights operating trends and aids analytical comparisons. However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

    The following table reconciles operating income (loss) per the information above to income (loss) from continuing operations before income taxes as reported on the Unaudited Condensed Consolidated Statements of Operations:

	Three Months Ended
	December 31,	September 30,	December 31,
(in thousands)	2020	2020	2019 (1)
Operating income (loss)
North America Solutions	$(72,928)	$(78,197)	$52,139
International Solutions	(8,357)	(3,474)	3,115
Offshore Gulf of Mexico	2,742	1,456	6,328
Other	4,111	699	(1,237)
Eliminations	(2,126)	—	—
Segment operating income (loss)	$(76,558)	$(79,516)	$60,345
Gain on sale of assets	12,336	27,985	4,279
Corporate selling, general and administrative costs, corporate depreciation and corporate restructuring charges	(29,001)	(23,899)	(33,256)
Operating income (loss)	$(93,223)	$(75,430)	$31,368
Other income (expense):
Interest and dividend income	1,879	753	2,214
Interest expense	(6,139)	(6,154)	(6,100)
Gain (loss) on investment securities	2,924	(1,395)	2,821
Gain on sale of subsidiary	—	—	14,963
Other	(1,480)	(1,673)	(399)
Total unallocated amounts	(2,816)	(8,469)	13,499
Income (loss) from continuing operations before income taxes	$(96,039)	$(83,899)	$44,867

(1)    Operations previously reported within the H&P Technologies reportable segment are now managed and presented within the North America Solutions reportable segment.

News Release
February 9, 2021

SUPPLEMENTARY STATISTICAL INFORMATION
Unaudited

U.S. LAND RIG COUNTS & MARKETABLE FLEET STATISTICS

	February 9,	December 31,	September 30,	Q1FY21
	2021*	2020*	2020*	Average
U.S. Land Operations
Term Contract Rigs	63	65	54	57
Spot Contract Rigs	40	29	15	24
Total Contracted Rigs	103	94	69	81
Idle or Other Rigs	159	168	193	181
Total Marketable Fleet	262	262	262	262
(*) As of February 9, 2021, December 31, 2020, and September 30, 2020, the Company had 0, 0, and 11, respectively, contracted rigs generating revenue that were idle.

H&P GLOBAL FLEET UNDER TERM CONTRACT STATISTICS
Number of Rigs Already Under Long-Term Contracts(**)
(Estimated Quarterly Average — as of 12/31/20)

	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Segment	FY21	FY21	FY21	FY22	FY22	FY22	FY22
U.S. Land Operations	62.5	50.5	32.5	20.8	16.3	11.6	9.8
International Land Operations	1.0	1.0	1.0	1.0	1.0	1.0	1.0
Offshore Operations	—	—	—	—	—	—	—
Total	63.5	51.5	33.5	21.8	17.3	12.6	10.8
(**) All of the above rig contracts have original terms equal to or in excess of six months and include provisions for early termination fees.

SELECT ITEMS(***)

	Three Months Ended December 31, 2020
(in thousands, except per share data)	Pretax	Tax	Net	EPS
Net loss (GAAP basis)			$(70,431)	$(0.66)
(-) Gain on the sale of an offshore platform rig	$9,178	$2,030	$7,148	$0.07
(-) Gain from discontinue ops. - currency fluctuation adjustments	$7,493	$—	$7,493	$0.07
(-) Fair market adjustment to equity investments	$2,924	$647	$2,277	$0.02
(+) Restructuring charges	$(138)	$(31)	$(107)	$—
Adjusted net loss			$(87,242)	$(0.82)

	Three Months Ended September 30, 2020
(in thousands, except per share data)	Pretax	Tax	Net	EPS
Net loss (GAAP basis)			$(58,963)	$(0.55)
(+) Fair market adjustment to equity investments	$(1,395)	$(307)	$(1,088)	$(0.01)
(+) Restructuring charges	$(552)	$(122)	$(430)	$—
(-) Gain on the sale of real estate property	$27,200	$5,989	$21,211	$0.20
Adjusted net loss			$(78,656)	$(0.74)
Note: Excluded from the select items above are revenues recognized due to early contract terminations in the amount (pretax) of $5.8 million and $11.7 million for the three months ended December 31, 2020 and September 30, 2020, respectively.
(***)The Company believes identifying and excluding select items is useful in assessing and understanding current operational performance, especially in making comparisons over time involving previous and subsequent periods and/or forecasting future period results. Select items are excluded as they are deemed to be outside of the Company's core business operations.